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                                                                    EXHIBIT 99.4

                              CONSULTING AGREEMENT

                  THIS CONSULTING AGREEMENT (this "Agreement") is made as of December 12th, 1996, by and between PVC Container Corporation, a Delaware corporation ("Company"), and Kirtland Capital Corporation, an Ohio corporation ("KCC").

                                    RECITALS
                                    --------

                  WHEREAS, Kirtland Capital Partners II L.P., the Company and Rimer Anstalt, have entered into a Stock Purchase Agreement, dated as of December 3, 1996 (the "Stock Purchase Agreement"), pursuant to which KCP will, subject to the satisfaction of various conditions, purchase 4,367,415 shares of common stock, par value $.01 per share, of the Company (the "Common Stock").

                  WHEREAS, as a condition to the consummation of the transactions contemplated by the Stock Purchase Agreement, KCC has agreed to provide consulting services to the Company.

                                   AGREEMENTS
                                   ----------

                  NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. TERM OF SERVICE. During the Term (as hereinafter defined), KCC shall provide such consulting services to the Company from time to time as may be agreed upon by the Company and KCC. This Agreement shall remain in full force and effect for a period (the "Term") beginning on the date hereof and ending on the later of (a) the date that Kirtland Capital Partners II L.P. or any Affiliate (as defined in the Stock Purchase Agreement) or partner thereof shall cease to own, directly or indirectly, at least 40% of the issued and outstanding shares of Common Stock, and (b) the Board of Directors of the Company (the "Board") shall adopt a resolution approved by a majority of the entire Board authorizing the termination of this Agreement.

         2. COMPENSATION. (a) During the Term, the Company shall pay KCC an annual consulting fee equal to Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Consulting Fee") in accordance with the terms of Section 2(b) of this Agreement.



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                  (b) The Company shall pay the Consulting Fee on a monthly
basis in arrears by the 10th day following the end of each calendar month beginning February 10, 1997.

         3.       MISCELLANEOUS.

                  (a) ENTIRE AGREEMENT AND AMENDMENT. This Agreement embodies the entire understanding of KCC and the Company, and there are no other agreements or understandings, written or oral, in effect between KCC and the Company, relating to the subject matter hereof. This Agreement may be amended or modified only by an instrument signed by KCC and the Company.

                  (b) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio without regard to the conflicts of law principles thereof.

                  (c) WAIVERS. Any waiver by either KCC or the Company of any violation of, breach of or default under any provision of this Agreement by the other party hereto shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

                  (d) COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (e) ASSIGNMENT. The rights and obligations of KCC and the Company hereunder shall not be assigned.

                  IN WITNESS WHEREOF, each of KCC and the Company has duly executed and delivered this Agreement as of the date first written above.

                                            PVC CONTAINER CORPORATION

                                            By: /s/ Phillip Friedman
                                               ------------------------------
                                               Name: Phillip Friedman
                                               Title: President

                                            KIRTLAND CAPITAL CORPORATION

                                            By: /s/ Raymond A. Lancaster
                                               ------------------------------
                                               Name: Raymond A. Lancaster
                                               Title: President


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